PRESS RELEASE                                     FOR IMMEDIATE RELEASE
                                                  ---------------------
                                                  For More Information Contact:
                                                  Cameron D. McKeel
                                                  (870) 836-6841
                                                  August 29,2001


                              HCB BANCSHARES, INC.
                   ANNOUNCES AGREEMENT WITH MAJOR STOCKHOLDER

     HCB Bancshares, Inc. (the "Company"), headquartered in Camden, Arkansas, announced today that it has entered into an agreement with Stilwell Value
Partners, L.P., Stilwell Associates, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the "Stilwell Group"), who own 6.9 % of the Company's outstanding common stock.

     Under the agreement, HCB Bancshares agreed to expand its Board of Directors by one member and to appoint to the Board a director to be proposed by Mr. Stilwell. The director must be reasonably determined by HCB Bancshares to be qualified to serve as a director. This director will also serve on the Audit or Compensation Committees of the Board of Directors and will be appointed a director of the Company's subsidiaries, including the Company's main operating subsidiary, HEARTLAND Community Bank.

     In addition, HCB Bancshares has agreed to adopt a target to achieve a return on equity greater than the average for all publicly traded thrifts (excluding mutual holding companies) for the fiscal year beginning July 1, 2002 and every year thereafter. So long as HCB Bancshares is successful in meeting this target, the Stilwell Group has agreed not to solicit proxies from stockholders to elect persons to the Board of Directors or to approve shareholder proposals, interfere with the operational decisions of the Company, or make any public statement critical of the Company, its Board or management. In addition, so long as the return on equity target is achieved, the Stilwell Group has agreed to fully support the independence of the Company and to vote its shares for the Board's nominees for election to the Board of Directors and otherwise in accordance with the recommendation of the Board of Directors.

     If HCB Bancshares fails to meet the return on equity target, it has agreed to retain an investment banking firm to help the Board evaluate alternatives to maximize shareholder value.

     Cameron D. McKeel, President of HCB Bancshares, stated, "We are pleased to have reached this agreement with our largest outside stockholder, Mr. Stilwell. We believe this agreement sets realistic, constructive goals and allows us to avoid the expense and distraction of a potential proxy contest. We look forward to working with the new director to enhance profitability and to maximize shareholder value."

     HCB Bancshares, Inc. is the holding company for HEARTLAND Community Bank, which conducts business through its main office located in Camden, Arkansas and five branch offices located in Bryant, Camden, Fordyce, Monticello and Sheridan, Arkansas.